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                               September 9, 1996


                                                                     EXHIBIT 8.1



Glenborough Realty Trust Incorporated
Glenborough Properties, L.P.
400 South El Camino Real
San Mateo, CA 94402-1708

Ladies and Gentlemen:

         We have acted as counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company"), and Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership"), in connection with the issuance and sale by the Company of up to 4,025,000 shares (the "Shares") of its common stock, par value $.001 per share (the "Common Stock") (including 525,000 shares of Common Stock which may be issued upon exercise of an over-allotment option). The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-11 under the Securities Act of 1933 (the "Act"). We have been requested to provide you with our opinion as to whether the Company currently is organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Registration Statement.

         For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the Company dated August 30, 1996 (the "Certificate"). We have also relied upon the accuracy of the Registration Statement.

         Based upon such statements, representations and assumptions, and subject to, the next two succeeding paragraphs, we are of the opinion that, as of the date hereof and for the
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Glenborough Realty Trust Incorporated
Glenborough Properties, L.P.
September 9, 1996
Page 2




six months ended June 30, 1996, the Company has operated in a manner that would qualify it as a REIT under the Code.

         Our opinion is based upon the documents referred to above and the current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, possibly with retroactive effect. You should also be aware that opinions of counsel are not binding upon the Internal Revenue Service or the courts. Any change in applicable law, or any inaccuracy in the statements, representations and assumptions on which we have relied may affect the continuing validity of the opinion set forth herein.

         This opinion addresses only the operation of the Company in a manner that qualifies it as a REIT as of the date hereof and during each of the past three taxable years. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,



                                                /s/ Morrison & Foerster LLP